U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, American Capital, Ltd. (the “Company”) and each of the lenders (the “Lenders”) under the Company’s unsecured revolving credit agreement (the “Credit Agreement”) entered into a Lock Up Agreement dated as of November 20, 2009 (the “Lock Up Agreement”), which, among other things, provides that the parties will support an out-of-court restructuring of the loans outstanding under the Credit Agreement (the “Existing Loans”) and of the Company’s private unsecured notes (the “Existing Private Notes”) and public unsecured notes (the “Existing Public Notes”, and together with the Existing Private Notes, the “Existing Notes”). The parties may terminate the Lock Up Agreement if certain events relating to the restructuring do not occur by the deadline specified in the Lock Up Agreement.

Effective as of April 30, 2010, the Company and Wells Fargo Bank, N. A. (as successor to Wachovia Bank), as the Administrative Agent under the Credit Agreement, on behalf of the Lenders, entered into a letter agreement (the “Extension Letter”) to extend the current termination event date in the Lock Up Agreement to June 30, 2010.

Item 7.01.	Regulation FD Disclosure.

On May 3, 2010, the Company commenced a comprehensive financial restructuring of substantially all of its outstanding unsecured indebtedness as further described below to address the Company’s non-compliance with certain financial covenants and defaults under the instruments governing such indebtedness (the “Restructuring Transactions”). The Restructuring Transactions involve two alternative mechanisms: (1) an out-of-court restructuring, and (2) if the conditions to completion of the out-of court restructuring are not satisfied or waived, and subject to the terms of the Lock Up Agreement, a potential in-court restructuring, which includes soliciting votes on a standby prepackaged plan of reorganization (the “Standby Plan”). The Restructuring Transactions involve the refinancing of up to approximately $2,350 million of unsecured debt with (a) a cash payment (excluding fees and expenses) to holders of existing indebtedness equal to $960 million (the “Settlement Payment”) and (b) new secured debt in the amount of up to approximately $1,390 million.

Out of Court Restructuring:

The out-of-court restructuring includes:

(i)	a refinancing of the Existing Notes through private offers to exchange (collectively, the “Exchange Offers”) the Existing Notes for, (A) depending on elections made by the holders thereof and the holders of the Existing Loans, an aggregate cash payment of a minimum of 39% of the aggregate principal amount of the Existing Notes (subject to certain potential adjustments), (B) four series of newly issued amortizing secured notes due December 31, 2013 equal in principal amount to the Existing Notes exchanged (less the aggregate cash payment) (collectively, the “New Secured Notes”), and (C) the payment of a fee equal to 2% of the aggregate principal amount of the New Secured Notes outstanding on the settlement date of the Exchange Offers (the “Settlement Date”), plus accrued and unpaid interest on the Existing Notes through the Settlement Date; the Exchange Offers are being accompanied by a solicitation of consents from the holders of the Existing Public Notes to remove the basis for an existing default under the provisions of the indenture for the Existing Public Notes pursuant to a Second Supplemental Indenture; and

(ii)	a refinancing of the Existing Loans, under which the Company and the Lenders will enter into a new credit agreement (the “New Credit Agreement”), providing for, (A) depending on elections made by the holders thereof and the holders of the Existing Notes, the repayment of a minimum of 39% of the aggregate principal amount of the Existing Loans (subject to certain potential adjustments), (B) the conversion of the remaining outstanding principal amount of the Existing Loans into new secured term loans maturing on December 31, 2013 (“New Secured Loans”), and (C) the payment of a fee equal to 2% of the aggregate principal amount of the New Secured Loans outstanding on the Settlement Date, plus accrued and unpaid interest on the Existing Loans through the Settlement Date.

The holders of the Existing Notes and the Lenders (collectively, the “Unsecured Creditors”) that participate in the out-of-court restructuring may elect to receive cash or new secured debt in exchange for their unsecured debt, subject to certain minimum cash payments and other adjustments or reallocations as may be required to allow for the payment of the full Settlement Payment with the balance to be paid in new secured debt.

Unless extended or earlier terminated, the Exchange Offers will expire at 5:00 p.m., New York City time, on June 1, 2010 (the “Expiration Time”).

The consummation of the Exchange Offers is subject to, among other things, the condition that (i) Lenders holding 100% of the Company’s outstanding obligations under the Credit Agreement execute the New Credit Agreement, (ii) holders of the Company’s Existing Private Notes tender in the Exchange Offers 100% in aggregate principal amount of the Existing Private Notes and (iii) holders of Existing Public Notes tender in the Exchange Offers at least 85% in aggregate principal amount of the Existing Public Notes (or such lesser amount as may be agreed by a majority in aggregate principal amount of the Lenders and the respective creditors committees representing the holders of the Existing Private Notes and the holders of the Existing Public Notes).

The four series of New Secured Notes consist of new Senior Secured Amortizing Floating Rate Dollar Notes, new Senior Secured Amortizing Adjustable Fixed Rate Dollar Notes, new Senior Secured Amortizing Adjustable Fixed Rate Euro Notes and new Senior Secured Amortizing Adjustable Fixed Rate Sterling Notes.

The new Senior Secured Amortizing Floating Rate Dollar Notes will initially bear interest at a rate per annum equal to one, two, or three month LIBOR (subject to a LIBOR floor of 2% per annum), plus an additional 6.5% (the “Applicable Percentage”). The Applicable Percentage is subject to reduction to 5.5% once the aggregate principal amount of New Secured Notes and New Secured Loans that remain outstanding drops below $1 billion. The new Senior Secured Amortizing Adjustable Fixed Rate Dollar Notes, new Senior Secured Amortizing Adjustable Fixed Rate Euro Notes, and new Senior Secured Amortizing Adjustable Fixed Rate Sterling Notes will initially bear interest at a rate per annum of 2.46%, 2.25% and 2.58%, respectively, plus the Applicable Percentage. The New Secured Loans will initially bear interest at a rate per annum equal to the interest rate payable on the Senior Secured Amortizing Floating Rate Dollar Notes, with the interest rate for both the New Secured Loans and the New Secured Notes subject to increase for, among other things, the non-payment of certain amounts of New Secured Loans and New Secured Notes, as applicable, by certain dates, and subject to decrease based on the amortization of the outstanding principal amount of the New Secured Loans or New Secured Notes, as applicable. Both the New Secured Notes and the New Secured Loans provide for certain scheduled mandatory amortization payments during their term as well as certain scheduled penalty amortization payments, which if not satisfied would lead to an increase in the Applicable Percentage.

Both the New Secured Notes and the New Secured Loans will be secured by a first priority lien (subject to certain permitted liens and exceptions) on substantially all of the Company’s existing unencumbered and after-acquired tangible and intangible assets, with such lien to be governed by the terms of a Security Agreement and a Collateral Trust and Intercreditor Agreement that would be entered into by the Company.

The obligations of the Company under interest rate and foreign exchange swap agreements in effect on the Settlement Date or the effective date of the Standby Plan, as applicable, will also be modified as part of the Restructuring Transactions.

In-Court Restructuring:

The Company is also soliciting from the Lenders under the Credit Agreement, holders of the Existing Notes (with certain exceptions) and counterparties to certain swap agreements, votes to accept the Standby Plan, pursuant to which (i) the holders of $100,000 or less of Existing Public Notes (“Minimum Payment Public Holders”) would receive a cash payment that is equal to 100% of the aggregate principal amount of Existing Public Notes that are owned by such holder, and (ii) all other Unsecured Creditors would receive: (A) a cash payment equal to their pro rata share of the Settlement Payment, less the payments made to Minimum Payment Public Holders, with such payment repaying, on a pro rata basis, a portion of the outstanding principal amount of each Unsecured Creditor’s Existing Loans or Existing Notes, as the case may be, (B) New Secured Notes or New Secured Loans, as applicable, in a principal amount equal to each Unsecured Creditor’s aggregate principal amount of Existing Notes or Existing Loans, less the cash payment received by each Unsecured Creditor under (A) above, (C) accrued and unpaid interest on each Unsecured Creditor’s Existing Loans or Existing Notes, and (D) a fee equal to 2% of the outstanding aggregate principal amount of the New Secured Notes or New Secured Loans, as applicable, of each Unsecured Creditor.

If neither the Exchange Offers nor the New Credit Agreement is consummated, but at least one of the classes of the holders of the Company’s Existing Private Notes, Existing Public Notes and Existing Loans has voted to accept the Standby Plan as of the Expiration Time in a manner that satisfies the requisite voting thresholds under chapter 11 of title 11 of the United States Code (the “Code”), the Company may file a voluntary petition for relief under chapter 11 of the Code and seek prompt confirmation of the Standby Plan. Under the Code, a class of claims votes to accept a plan of reorganization if holders holding at least two-thirds of the aggregate principal amount of the class of claims and more than one half in number of such class of claims that submit votes on the plan vote to accept the plan.

In connection with the commencement of the Restructuring Transactions, the Company filed today with the U.S. Securities and Exchange Commission (the “SEC”) an Initial Application for Qualification of Trust Indentures on Form T-3, the exhibits to which contain additional information provided to holders of Existing Notes and Lenders of the Existing Loans in connection with the Restructuring Transactions.

The Company also issued a press release announcing the extension of the termination event date in the Lock Up Agreement and the commencement of the Restructuring Transactions on May 3, 2010. A copy of the press release, the Extension Letter, a form of the New Credit Agreement, a form of the Security Agreement, a form of the Collateral Trust and Intercreditor Agreement and a form of the Second Supplemental Indenture are included as exhibits to this Current Report on Form 8-K.

The information in this Form 8-K that is furnished under this “Item 7.01 Regulation FD Disclosure” and the related Exhibit(s) attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such filing.

Important Information About the Restructuring Transactions and this Communication

This current report and its contents is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange any security. Any such offer or solicitation shall be made solely by means of an offering memorandum or other offer document furnished to existing securityholders and any securities that are offered have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These statements and other statements identified by words such as “intends,” “will,” and “may,” and similar expressions are forward looking statements. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are: (i) the inability to complete the transactions contemplated by the Restructuring Transactions due to a failure to satisfy the conditions to the consummation of such Restructuring Transactions; (ii) risks that the proposed transactions disrupt current plans and operations; (iii) ability to service the Company’s debt; and (iv) changes in laws or regulations. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit

10.1	Letter Agreement, dated as of April 30, 2010, by and between American Capital, Ltd. and Wells Fargo Bank, N.A., as Administrative Agent.

99.1	Press Release, dated as of May 3, 2010.

99.2	Form of Amended and Restated Credit Agreement by and among American Capital, Ltd., Wells Fargo Bank, N.A. (as Successor to Wachovia Bank, National Association) (as the Administrative Agent) and the Banks and other Financial Institutions that are Parties thereto from time to time.

99.3	Form of Second Supplemental Indenture to the Indenture, dated as of April 26, 2007, as Amended by the First Supplemental Indenture dated as of July 19, 2007, between American Capital, Ltd. and Wilmington Trust Company, as Indenture Trustee.

99.4	Form of Security Agreement by and among American Capital, Ltd. and certain of its Subsidiaries in favor of US Bank, National Association, as Collateral Trustee.

99.5	Form of Collateral Trust and Intercreditor Agreement by and among American Capital., Ltd. and certain of its Subsidiaries, Wells Fargo Bank, N.A., Wilmington Trust FSB, and U.S. Bank National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: May 3, 2010	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

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